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EXHIBIT 21.1

LIST OF SUBSIDIARIES

As of December 28, 2007

Interline Brands, Inc.	New Jersey
Wilmar Financial, Inc.	Delaware
Wilmar Holdings, Inc.	Delaware
Glenwood Acquisition LLC	Delaware
Barnett of the Caribbean	Puerto Rico
Sexauer Ltd.	Ontario, Canada
AmSan LLC	Delaware

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES